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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                          INFORMATION TO BE INCLUDED IN
                            STATEMENTS FILED PURSUANT

                        TO RULES 13d-1(b) (c) AND (d) AND
                            AMENDMENTS THERETO FILED

                              PURSUANT TO 13d-2(b)

                        (Amendment No. ____________) (1)



                    CLEVELAND INDIANS BASEBALL COMPANY, INC.
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                                (Name of Issuer)

                    CLASS A COMMON SHARES, WITHOUT PAR VALUE
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                         (Title of Class of Securities)

                                    186202107
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[X]      Rule 13d-1(b)

[ ]      Rule 13d-(c)

[ ]      Rule 13d-1(d)

---------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO.  186202107               13G              PAGE 2    OF  5    PAGES
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

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1.      NAMES OF REPORTING PERSONS       McDonald Investments Inc.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          #34-1391952

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                             N/A                             (b)  [ ]

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Ohio

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        NUMBER OF        5.    SOLE VOTING POWER
         SHARES                         792,296

                         -------------------------------------------------------
      BENEFICIALLY       6.    SHARED VOTING POWER
        OWNED BY                        0

                         -------------------------------------------------------
          EACH           7.    SOLE DISPOSITIVE POWER
        REPORTING                       792,296

                         -------------------------------------------------------
       PERSON WITH       8.    SHARED DISPOSITIVE POWER
                                        0

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          792,296                                          [ ]

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                            N/A

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                          19.1%

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12.     TYPE OF REPORTING PERSON*
                          BD

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

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(a).        NAME OF ISSUER:

                  CLEVELAND INDIANS BASEBALL COMPANY, INC.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2401 ONTARIO STREET, CLEVELAND, OHIO 44114

ITEM 2(a).        NAME OF PERSON FILING:

                  MCDONALD INVESTMENTS INC.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  800 SUPERIOR AVENUE, CLEVELAND, OHIO 44114

ITEM 2(c).        CITIZENSHIP:

                  AN OHIO CORPORATION

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  CLASS A COMMON SHARES, WITHOUT PAR VALUE

ITEM 2(e).        CUSIP NUMBER:

                  186202107

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [X]      Broker or dealer registered under Section 15 of the Act;

(b)      [ ]      Bank as defined in Section 3(a)(6) of the Act;

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act;

(d)      [ ]      Investment Company registered under Section 8 of the
                  Investment Company Act;

(e)      [ ]      An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

(f)      [ ]      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

(g)      [ ]      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G);

(h)      [ ]      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

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(i) [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.   [ ]

ITEM 4.           OWNERSHIP.

(a)      Amount beneficially owned:

         792,296
         --------------------------------------------------
(b)      Percent of class:

         19.1%
         --------------------------------------------------
(c)      Number of shares as to which such person has:

(i)      Sole  power to vote or to direct the vote                  792,296,

(ii)     Shared power to vote or to direct the vote                       0,

(iii)    Sole power to dispose or to direct the disposition of      792,296,

(iv)     Shared power to dispose or to direct the disposition of          0,

         Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [ ].      N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           N/A
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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           N/A

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                             12/7/98
                                                  ------------------------------
                                                              (Date)


                                                  /s/ Patricia J. Jamieson
                                                  ------------------------------
                                                           (Signature)



                                                  Chief Financial Officer
                                                  ------------------------------
                                                           (Name/Title)